Exhibit 99.1

Contact:
Frank Schools, Vice President of Finance
(714) 414-4062

FOR IMMEDIATE RELEASE

SETH JOHNSON JOINS PACIFIC SUNWEAR AS COO AND
MEMBER OF THE BOARD OF DIRECTORS ON NOVEMBER 1, 2004 -
WILL TRANSITION TO CEO ON APRIL 1, 2005

GREG WEAVER TO REMAIN CHAIRMAN AND CEO
UNTIL APRIL 2005 AND THEN TRANSITION TO
EXECUTIVE CHAIRMAN OF THE BOARD

     ANAHEIM, CA/October 11, 2004 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN — News) today announced that Seth Johnson will join its Board of Directors and be named COO on November 1, 2004, and transition to CEO on April 1, 2005. Greg Weaver will transition to the Executive Chairman role on April 1, 2005.

     “I am very pleased to announce the appointment of Seth Johnson as Chief Operating Officer and member of our Board of Directors. On April 1, 2005, Seth will be made CEO of the company and I will transition into the Executive Chairman role. In this new position, I will remain an employee of the company working reduced hours and will focus on new business development.

     Seth Johnson is a seasoned, retail executive who joins us with extensive knowledge of specialty retailing and, in particular, has strong knowledge of the teen space. Seth’s addition to the company is a truly great strengthening of our team. With Seth’s extensive background and my ongoing involvement, we are confident this should be a seamless transition” concluded Weaver.

     Seth Johnson most recently served as COO of Abercrombie & Fitch and was a member of their Board of Directors. He was employed at A&F from 1992-2004. Prior retail positions included The Limited, BATUS Retail Group and Dayton Hudson Inc. during a retail career that has spanned 26 years. Mr. Johnson is a graduate of Yale University (1976) and received his MBA from the University of Chicago (1978).

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

     Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of October 11, 2004, the Company operated 727 PacSun stores, 84 PacSun outlet stores and 158 d.e.m.o. stores for a total of 969 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000